                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                                       Three Months Ended
                                                           February 28,
                                                   1 9 9 9              1 9 9 8
                                                   -------              -------
Basic earnings:

Net income                                      $   (97,516)          $    28,137

Shares:
    Weighted common shares outstanding            4,855,169             4,823,958
    Employees stock options                            --                    --
                                                -----------           -----------

Total weighted shares outstanding                 4,855,169             4,823,958
                                                -----------           -----------

Basic earnings per common share                 $      (.02)          $       .01
                                                ===========           ===========

Diluted earnings:

Net income (loss)                               $   (97,516)          $    28,137

Shares:
    Weighted common shares outstanding            4,855,169             4,823,958
    Employees stock options                            --                 149,451
                                                -----------           -----------

Total weighted shares outstanding                 4,855,169             4,973,409
                                                -----------           -----------

Diluted earnings per common share               $      (.02)          $       .01
                                                ===========           ===========